Exhibit U
PROMISSORY NOTE
(FUND NOTE)
$350,000.00
Issuance Date: August 24, 2007
Maturity Date: December 31, 2007
     FOR VALUE RECEIVED, AmerAlia, Inc., a Utah corporation (hereinafter designated “Maker”) promises to pay to the order of Sentient USA Resources Fund II, L.P., a Delaware limited partnership (hereinafter designated “Holder”) at c/o The Sentient Group, 1010 Sherbrooke Street West, Suite 1512, Montreal, Quebec H3A-2R7, Canada , (or at the option of Holder, at such other place or places Holder shall designate in writing) in lawful money of the United States, the principal sum of Three Hundred Fifty Thousand and no/100 Dollars ($350,000.00) with interest thereon as described herein.
     1. Interest. The unpaid principal balance remaining unpaid from time to time shall bear interest at the rate of six per cent (6.0%) per annum. Interest shall be compounded monthly.
     2. Maturity Date. The entire balance of the unpaid principal together with interest thereon, shall be due and payable on December 31, 2007 unless the maturity date is accelerated as provided below.
     3. Prepayment Permitted. Prepayments may be made in part or in full of principal or interest due under this Note without penalty. Any prepayments shall be credited against the final installment due under this Note and shall not affect the next installment of principal and interest.
     4. Nonmonetary Default. If (i) this Note, any guarantee hereof, the security agreement related hereto, or any other agreement, undertaking or arrangement referred to therein shall become unenforceable in accordance with its terms, or (ii) Maker or any endorser, surety or guarantor of this Note:
a. Fails, after demand, to furnish financial information or to permit inspection of any of their respective books and records;
b. Suspends business, dissolves or terminates its existence;
c. Becomes insolvent (unable to pay his, her, or its debts as they become due) or offers settlement to its creditors in lieu of such proceedings;
d. Files a voluntary petition in bankruptcy, or an involuntary petition in bankruptcy is filed against him, her, or it that is not discharged within thirty (30) days;
e. Makes an assignment for the benefit of creditors;
f. Mortgages, pledges, assigns, or transfers any assets, accounts receivable or other property, in trust or otherwise without the prior written consent of Holder;
g. Makes any representation or warranty or has made any representation or warranty which proves to be false, incorrect or misleading in any material respect regarding its business, operations, assets or financial condition, or if any report, certificate, or financial statement given to Holder shall be false or misleading in any material respect;
h. Fails to pay any of its obligations when due, whether at scheduled maturity, required prepayment, demand, acceleration, or otherwise, or fails to perform any agreement or other material obligation owed to any other party;

Exhibit U
i. If it is dissolved,
such occurrence shall be deemed to be a “non-monetary event of default” hereunder.
     5. Acceleration. Upon (i) any failure of Maker to make any payment within 5 days of when due hereunder, or (ii) the occurrence of a non-monetary event of default if said non-monetary event of default is not cured within ten (10) days of notice from Holder to the Maker, then, in the case of any such occurrence, the unpaid principal, accrued interest, and all other amounts represented by this Note, at the option of the Holder hereof, to be exercised at any time thereafter, shall be due and payable at once, without further notice or demand.
     6. Intentionally Omitted.
     7. Default Interest. After any default, interest shall accrue on all unpaid principal and interest at the rate of eighteen percent (18%) per annum, compounded monthly, until such default is cured or until this Note is paid in full (the “default rate”).
     11. Conversion. Holder may convert the outstanding principal amount of this Note and all accrued but unpaid interest into shares of common stock of the Maker at the rate of $0.36 per share. When issued, the shares of the Maker’s common stock issuable upon conversion of this Note will be validly issued, fully-paid and non-assessable. Upon conversion, this Note will be cancelled and no longer outstanding. By executing and delivering this Note, Maker represents and warrants that all necessary actions have been taken by the Maker to authorize the execution hereof, to grant the conversion right described herein, and to issue the required number of shares upon any exercise of the conversion right.
     12. Waiver. Each person or entity now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for himself, herself, or itself, and its heirs, legal representatives, successors and assigns, expressly waives presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection, and consents that the time of said payments or any part thereof may be extended by the Holder hereof, without modifying, altering, releasing, affecting or limiting its respective liability.
     13. Cumulative Rights. No failure to exercise and no delay in exercising on the part of the Holder, his, her, or its successors or assigns, of any right hereunder shall operate as a waiver of such right, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Holder, or his, her, or its successors or assigns, shall be cumulative and in addition to all other rights provided by law.
     14. Costs and Attorney’s Fees. The Maker of this Note agrees to reimburse the Holder hereof for all reasonable costs, including attorneys’ fees incurred to collect this Note (whether a formal action is commenced or not), or any installments or principal and/or interest if not paid when due, or to enforce any of the rights of a secured party with respect to the collateral for this Note (including but not limited to the costs of retaking possession of any collateral for this Note), or to collect on any of the guarantees hereof. All amounts awarded to the Holder as part of any judgment shall bear interest at the default rate until paid in full.
     16. Consent. No extension of time for payment of all or any part of the amount owing on this Note will affect the liability of the Maker or any surety, guarantor, or endorser of this Note. The Maker and all sureties, guarantors, endorsers, severally consent to any and all extensions of time, renewals, releases of liens, waivers, and modifications that may be made by the Holder to any other party. No delay by the Holder in exercising any right under this Note will operate as a waiver of that right; nor will any single or partial exercise of any right preclude other or further exercise of the right, or the exercise of any other right under this Note or otherwise as permitted by law. Any waiver or modification will be valid only to the extent set forth in writing signed by the parties hereto.

Exhibit U
     17. Waiver of Jury Trial. Maker and each endorser, surety or guarantor of this Note waives the right to trial by jury in any action in connection with this Note.
     18. Addresses for Notices and Payments. Except as otherwise provided, all payments, notices, tender, delivery or other communications to be given shall be in writing and shall be deemed to be properly given if delivered, mailed or sent by wire or other telegraphic communication:

If to Holder:	If to Maker:
Sentient USA Resources Fund II, L.P.	AmerAlia, Inc.
c/o The Sentient Group	20971 Smoky Hill Rd.
1010 Sherbrooke Street West, Suite 1512	Centennial, Colorado 80015
Montreal, Quebec H3A-2R7
Canada
Either party may change that party’s address for these purposes by giving written notice of the change to the other party in the manner provided in this section. If sent by mail, any notice, delivery, or other communication shall be effective or deemed to have been given two (2) days after it has been deposited in the United States mail, duly registered or certified, with postage prepaid, and addressed as set forth above. If sent by wire or other form of telegraphic communication, including facsimile transmission, or if delivered by courier or personal service, any notice, delivery or other communication shall be effective or deemed to have been given upon receipt.
     19. Applicable Law. This Note shall be governed by and construed and enforced in accordance with the provisions of the laws of the State of Colorado. The federal and state courts in the State of Colorado shall have exclusive jurisdiction to adjudicate any dispute arising out of this Note. Maker hereby expressly consents to personal jurisdiction of said courts.
     20. Business Purposes. The obligation represented by this Note is for commercial purposes only and is not for personal, family or household purposes.
     21. Interest Limitation. Interest payable under this Note and other amounts which would be considered to be interest or other charge for the use or loan of money shall never exceed the highest rate allowed by law. If the interest or other charges collected or to be collected in connection with the loan evidenced hereby exceed the permitted limits, then: (i) any such interest or loan charge shall be reduced by the amount necessary to reduce the amount charged to the permitted limit, and (ii) any sums already collected from Maker which exceed the permitted limits will be refunded or used to reduce other amounts payable hereunder.
     22. Registered Obligation. This note is registered with the Maker as to both the principal amount and any interest payable hereunder and may be transferred by the Holder to any third person only by surrendering the original note to the Maker and the issuance by the Maker of a new obligation to the transferee, as required under Section 1.871-14(c) of the Treasury Regulations promulgated under the United States Internal Revenue Code.
MAKER:
AmerAlia, Inc.

By:	/s/ Bill Gunn Bill H. Gunn, President

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